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                                                                       Exhibit 3
                                                                       ---------
                           PRENTISS PROPERTIES TRUST

                             ARTICLES SUPPLEMENTARY

                JUNIOR PARTICIPATING CUMULATIVE PREFERRED SHARES
                        OF BENEFICIAL INTEREST, SERIES B

     Prentiss Properties Trust, a Maryland real estate investment trust, (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland, pursuant to section 8-203(b) of the Corporations and Associations Article of the Annotated Code of Maryland, that:

     FIRST: Pursuant to the authority granted by the Amended and Restated Declaration of Trust of the Trust (the "Declaration of Trust"), on February 6, 1998, the Board of Trustees adopted a resolution designating and classifying 1,000,000 unissued and unclassified preferred shares of beneficial interest, par value $.01 per share, of the Trust as Junior Participating Cumulative Preferred Shares of Beneficial Interest, Series B, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption thereof, which, upon any restatement of the Declaration of Trust, may be made a part of
Article VI of the Declaration of Trust, with any appropriate changes in enumeration or lettering of any section or subsections thereof:

     Section 1.  Number of Shares and Designation.  The class of preferred
                 --------------------------------
shares of beneficial interest shall be designated as Junior Participating Cumulative Preferred Shares of Beneficial Interest, Series B (the "Series B Preferred Shares"), and the number of shares which shall constitute such series shall be 1,000,000, which number may be decreased (but not below the aggregate number thereof then outstanding and or which have been reserved for issuance) or increased from time to time by the Board of Trustees.

     Section 2.  Dividends.
                 ---------

             (A) The holders of the then outstanding Series B Preferred Shares shall be entitled to receive, when and as authorized and declared by the Board of Trustees out of any funds legally available therefor, cumulative preferential cash dividends payable quarterly on March 31, June 30, September 30 and December 31 (each such date being referred to herein as a "Quarterly Dividend Payment Date" and each period beginning on the day next following a Quarterly Dividend Payment date and ending on the next following Quarterly Dividend Payment date being referred to herein as a "Dividend Period"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series B Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $.01 and (ii) subject to adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than dividends payable in the Trust's common shares of beneficial interest, par value $.01 per share (the "Common Shares"), as constituted on the date of such payment), authorized on the Common Shares since the
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immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Shares.


             (B) In the event the Trust shall at any time after February 17, 1998 (the "Rights Dividend Declaration Date") (i) authorize and declare any dividend on the Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of shares of the Series B Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding paragraph shall be adjusted by multiplying such amount by a fraction (the "Adjustment Factor"), the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event.

             (C) The Trust shall authorize and declare a dividend or distribution on the Series B Preferred Shares immediately after it authorizes and declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been authorized and declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend at the rate of $.01 per share on the Series B Preferred Shares shall nevertheless be authorized and declared payable on such subsequent Quarterly Dividend Payment Date.

             (D) Dividends on the Series B Preferred Shares shall accrue and be cumulative from and including the Quarterly Dividend Payment Date next preceding the date of issue of such Series B Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which event dividends on such shares shall accrue and be cumulative from and including the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series B Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall accrue and be cumulative from and including such Quarterly Dividend Payment Date, whether or not (i) the Trust has earnings,
(ii) dividends on such shares are authorized and declared or (iii) on any Quarterly Dividend Payment Date there shall be funds legally available for the payment of such dividends. When dividends are not paid in full upon the Series B Preferred Shares and the shares of any other series of preferred shares ranking on a parity as to dividends with the Series B Preferred Shares (or a sum sufficient for such full payment is not set apart therefor), all dividends declared upon the Series B Preferred Shares and any other series of preferred shares ranking on a parity as to dividends with the Series B Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Shares and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Shares and such other series of preferred shares bear to each other.

             (E) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Shares have been or contemporaneously are

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authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment on the Series B Preferred Shares for all past dividend periods and the then current dividend period, (i) no dividends shall be authorized or declared or paid or set apart for payment on the preferred shares of the Trust ranking, as to dividends, on a parity with or junior to the Series B Preferred Shares for any period, and (ii) no dividends (other than in Junior Shares (as defined herein)) shall be authorized or declared or paid or set aside for payment or other distribution or shall be authorized or declared or made upon the Junior Shares or any other shares of beneficial interest of the Trust ranking on a parity with the Series B Preferred Shares as to dividends or upon liquidation ("Parity Shares"), nor shall any Junior Shares or any Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares or Parity Shares) by the Trust (except by conversion into or exchange for Junior Shares).

             (F) Any dividend payment made on the Series B Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

             (G) No dividends on Series B Preferred Shares shall be authorized or declared by the Board of Trustees of the Trust or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration or payment shall be restricted or prohibited by law.

             (H) Accrued but unpaid dividends on the Series B Preferred Shares will not bear interest. Holders of the Series B Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above.

             (I) Except as provided in these Articles, the Series B Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.

             (J) The Board of Trustees may fix a record date for the determination of holders of Series B Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     Section 3.  Liquidation Preference.
                 ----------------------

             (A) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Trust, the holders of the Series B Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Trust legally available for distribution to its shareholders, before any distribution shall be made to the holders of the Common Shares or any other shares of beneficial interest of the Trust ranking junior to the Series B Preferred Shares upon liquidation, a liquidation preference of $1,000.00 per share, plus accrued and unpaid

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dividends thereon to the date of payment (the "Series B Preferred Shares
Liquidation Preference").

             (B) After the payment to the holders of the Series B Preferred Shares of the full Series B Preferred Shares Liquidation Preference, the holders of the Series B Preferred Shares as such shall have no right or claim to any of the remaining assets of the Trust until the holders of the Common Shares shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series B Preferred Shares Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subsection 3(D) below to reflect such events as share splits, share dividends and recapitalizations with respect to the Common Shares) (the number determined pursuant to clause (ii) being hereinafter referred to as the "Adjustment Number"). Following the payment of the full amount of the Series B Preferred Shares Liquidation Preference in respect of all outstanding Series B Preferred Shares, the full amount of any liquidation preference payable to holders of any other shares of beneficial interest of the Trust ranking as to any distribution upon any voluntary or involuntary dissolution, liquidation or winding up of the Trust on a parity with the Series B Preferred Shares and the full amount of the Common Adjustment, respectively, holders of Series B Preferred Shares, holders of such other shares and holders of the Common Shares shall receive their ratable and proportionate share of the remaining assets with the number of shares of Series B Preferred being deemed to be the product of the number of shares of Series B Preferred then outstanding and the Adjustment Number, and the distributable amount per share of Series B Preferred being the amount distributable to the holders of shares of Series B Preferred as a class, determined as aforesaid, divided by the number of shares of Series B Preferred then outstanding.

             (C) In the event, however, that there are not sufficient assets legally available for distribution to shareholders to permit payment in full of the Series B Preferred Shares Liquidation Preference and the liquidation preferences of all other series of preferred shares ranking on a parity as to liquidation with the Series B Preferred Shares, if any, then such remaining assets shall be distributed ratably to the holders of the Series B Preferred Shares and shares of such other series in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available after payment in full of the Series B Preferred Shares Liquidation Preference and such other liquidation preferences to permit payment in full of the Common Adjustment, then the remaining assets shall be distributed ratably to the holders of the Common Shares.

             (D) In the event the Trust shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on the Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by the Adjustment Factor.

             (E) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Trust, the amounts payable with respect to the Series B Preferred Shares Liquidation Preference and the liquidation preference of any other shares of beneficial interest of the Trust ranking as to any such distribution on a parity with the Series B Preferred Shares are not paid in

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full, the holders of the Series B Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Trust in proportion to the full respective liquidation preferences to which they are entitled.

             (F) Neither the sale, lease, transfer or conveyance of all or substantially all the property or business of the Trust, nor the merger or consolidation of the Trust into or with any other corporation or the merger or consolidation of any other corporation into or with the Trust, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this subsection 3(F).

     Section 4.  Redemption.
                 ----------

             (A) Right of Optional Redemption. The outstanding Series B
                 ----------------------------
Preferred Shares may be redeemed at the option of the Board of Trustees as a whole, but not in part, at any time, or from time to time, at a price per share (the "Series B Redemption Price") equal to (i) 100% of the product of the Adjustment Number times the Average Market Value (as such term is hereinafter defined) of the Common Shares, plus (ii) all accrued and unpaid dividends to and including the date fixed for redemption (the "Series B Redemption Date"). The "Average Market Value" is the average of the closing sale prices of a Common Share during the 30-day period immediately preceding the date before the redemption date quoted on the Composite Tape for New York Stock Exchange Listed Stocks, or, if the Common Shares are not quoted on the Composite Tape, on The New York Stock Exchange, or, if the Common Shares are not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Common Shares are listed, or, if the Common Shares are not listed on any such exchange, the average of the closing bid quotations with respect to a Common Share during such 30-day period on The Nasdaq Stock Market, or if no such quotations are available, the fair market value of a Common Share as determined by the Board of Trustees in good faith.

             (B) Procedures for Redemption.
                 -------------------------

                 (i) Notice of any redemption will be (a) given by publication in a newspaper of general circulation in the City of New York, New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Series B Redemption Date, and (b) mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the Series B Redemption Date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the stock transfer records of the Trust. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom the Trust has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Shares may be listed or admitted to trading, such notice shall state: (a) the Series B Redemption Date; (b) the Series B Redemption Price; (c) the place or places where certificates for Series B Preferred Shares are to be surrendered for payment of the Series B Redemption

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Price; and (d) that dividends on the Series B Preferred Shares will cease to accumulate on the Series B Redemption Date.

                 (ii) If notice of redemption of the Series B Preferred Shares has been published and mailed in accordance with subsection (4)(B)(i) above and provided that on or before the Series B Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Trust, separate and apart from its other funds in trust for the benefit of the holders of the Series B Preferred Shares, so as to be, and to continue to be available therefor, then, from and after the Series B Redemption Date, dividends on the Series B Preferred Shares shall cease to accrue, and the Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holders thereof as shareholders of the Trust (except the right to receive the Series B Redemption Price) shall terminate. Upon surrender, in accordance with said notice, of the certificates for the Series B Preferred Shares (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), the Series B Preferred Shares shall be redeemed by the Trust at the Series B Redemption Price.

                  (iii) The deposit of funds with a bank or trust company for the purpose of redeeming Series B Preferred Shares shall be irrevocable except that:

                        (a) the Trust shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                        (b) any balance of moneys so deposited by the Trust and unclaimed by the holders of the Series B Preferred Shares entitled thereto at the expiration of two years from the applicable Series B Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Trust, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Trust shall look only to the Trust for payment without interest or other earnings.

             (C) Rights to Dividends on Shares Called for Redemption. If the
                 ---------------------------------------------------
Series B Redemption Date is after a record date for payment of dividends on the Series B Preferred Shares and before the related Quarterly Dividend Payment Date, the dividend payable on such Quarterly Dividend Payment Date shall be paid to the holders in whose name the Series B Preferred Shares are registered at the close of business on such record date notwithstanding the redemption thereof between such record date and the related Quarterly Dividend Payment Date or the Trust's default in the payment of the dividend due. Except as provided in this
Section 4, the Trust will make no payment or allowance for unpaid dividends, whether or not in arrears, on called Series B Preferred Shares.

     Section 5.  Conversion of Series B Preferred Shares.  The Series B
                 ---------------------------------------
Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust.

     Section 6.  Ranking.  In respect of rights to receive dividends and to
                 -------
participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust,

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the Series B Preferred Shares shall rank junior to the series of preferred shares heretofore established, designated as the Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (the "Series A Preferred Shares") and senior to the Common Shares and any other shares of beneficial interest of the Trust ranking, as to dividends and upon liquidation, junior to the Series B Preferred Shares (collectively, "Junior Shares").

     Section 7.  Voting Rights.
                 -------------

             (A) Subject to the provision for adjustment hereinafter set forth, each Series B Preferred Share shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Trust. In the event the Trust shall at any time after the Rights Declaration Date (i) declare any dividend on the Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series B Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by the Adjustment Factor. Except as otherwise provided herein, in the Declaration of Trust or under applicable law, the holders of Series B Preferred Shares and the holders of Common Shares shall vote together as one voting group on all matters submitted to a vote of shareholders of the Trust.

             (B) Whenever dividends on any Series B Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Series B Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Trust at a special meeting called by the holders of record of at least 10% of the Series B Preferred Shares or the holders of any other series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series B Preferred Shares for the past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Trust will be increased by two directors.

             (C) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

             (D) In the event that the Series B Preferred Shares are listed or admitted to trading on The New York Stock Exchange, then, notwithstanding anything to the contrary in these Articles, including without limitation Section 8, approval by the holders of at least two-thirds of the outstanding Series B Preferred Shares shall be required for adoption of any amendment of these Articles or of the bylaws of the Trust that would materially affect the existing terms of the Series B Preferred Shares.

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     Section 8.  Consolidation, Merger, Share Exchange, etc.  In case the Trust
                 -------------------------------------------
shall enter into any consolidation, merger, share exchange, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series B Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Trust shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on the Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series B Preferred Shares shall be adjusted by multiplying such amount by the Adjustment Factor.

     Section 9.  Fractional Shares.  The Series B Preferred Shares may be
                 -----------------
issued in fractions of one one-thousandth of a share (and integral multiples thereof) which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Shares.

     SECOND: Each of the undersigned acknowledges these Articles Supplementary to be the trust act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be duly executed by Michael A. Ernst, its Vice President and Treasurer, and attested by Gregory S. Imhoff, its Vice President and Secretary, this 15th day of February, 1998.

                                      PRENTISS PROPERTIES TRUST


                                      By:  /s/ Michael A. Ernst
                                          --------------------------------------
                                          Name:  Michael A. Ernst
                                          Title:  Vice President and Treasurer
Attest:

By:  /s/  Gregory S. Imhoff
     ------------------------------------
     Name:  Gregory S. Imhoff
     Title:  Vice President and Secretary



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